Exhibit 99.21

English convenience translation of Spanish
original. In case of discrepancies between
the Spanish original and the English
translation, the Spanish original shall
prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company. Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

(Surviving company)

GRUPO FERROVIAL, S.A.

(Merged company)

NOTICE OF MERGER, CHANGE OF NAME AND CHANGE OF ADDRESS

I.	NOTICE OF THE MERGER

Pursuant to Article 43 of Act 3/2009 (Ley 3/2009), of 3 April 2009 and governing structural modifications to companies, we hereby announce that the Extraordinary General Shareholders’ Meetings of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A., as held in Madrid on 22 October 2009 on first call, and of GRUPO FERROVIAL, S.A., as held in Madrid on 20 October 2009 also on first call, agreed to proceed with the merger between CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and GRUPO FERROVIAL, S.A., this after approving the Merger Balance Sheets as closed at 30 April 2009 and the Joint Merger Project. Under the merger, CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. will absorb GRUPO FERROVIAL, S.A., thereby extinguishing the latter through dissolution but without asset liquidation. All assets and liabilities of GRUPO FERROVIAL, S.A. will be transferred en bloc and by universal title to CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A., which will, in turn, acquire all the rights and obligations of GRUPO FERROVIAL, S.A. by universal succession.

The resolution to merge was adopted in accordance with the Joint Proposed Merger, as drawn up and signed by the directors of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and GRUPO FERROVIAL, S.A., and was duly deposited with the Companies House of Madrid on 3 August 2009.

1.	Exchange ratio

The approved exchange ratio amounts to four (4) shares of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A., each with a par value of twenty euro cents (€0.20), for each share in FERROVIAL, S.A., each with a par value of one euro (€1.00), with no additional monetary compensation whatsoever.

This exchange ratio has been calculated on the basis of the real value of the assets and liabilities of the companies involved in the merger.

2.	Capital increase

As a result of the resolution to merge by absorption and so as to proceed with the share exchange process, the General Shareholders’ Meeting of CINTRA CONCESIONES DE

INFRAESTRUCTURAS DE TRANSPORTE, S.A. has agreed to issue 164,981,950 shares, each with a par value of twenty euro cents (€0.20), numbered sequentially from 568,528,306 to 733,510,255, both inclusive, and all belonging to the same class and series as those shares currently in circulation, thereby increasing share capital by a nominal amount of 32,996,390 euros and requiring the company to amend Article five of the Articles of Association of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

The new shares will be issued with a share premium of 1,829,469,610 euros, equivalent to a share premium of 11.089 euros per share.

3.	Exchange procedure

At the time of the exchange under the merger process, CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. shall furnish the shareholders of GRUPO FERROVIAL, S.A. with treasury stock shares and new-issued shares in accordance with the aforesaid exchange ratio.

The actual exchange of GRUPO FERROVIAL, S.A. shares for CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. shares will take place once the merger has been recorded with the Companies House of Madrid and from the date indicated in the announcements to be published in one of Madrid’s most circulated newspapers, in the Official Gazettes of the Spanish Stock Markets and in the Official Gazette of the Spanish Companies House (Boletín Oficial del Registro Mercantil).

The process of exchanging GRUPO FERROVIAL, S.A. shares for CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. shares will be carried out through the entities participating in the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) and which are acting as custodians of said shares, all the foregoing pursuant to the procedures prescribed for book-entry securities in Royal Decree 116 (Real Decreto 116/1992), dated 14 February 1992, and the applicable sections of Article 59 of the Spanish Public Limited Companies Act (Ley de Sociedades Anónimas).

4.	Effective date for participation in corporate earnings, effective accounting date and advantages and special rights

The new owners of the shares allocated by reason of the exchange process will be entitled to participate in the corporate earnings of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. from 1 January 2009 onward. The newly-issued shares in CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. stemming from the merger will confer upon their holders, from the date of issue, the same voting and economic rights as the shares currently in circulation in such company.

For distributions carried out after the deed of merger is filed with the pertinent Companies House, all previously existing shares in CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and those allocated or issued in order to carry out the exchange will have the same rights attached in proportion to the par value of each share. Operations of the absorbed company shall be considered as carried out for accounting purposes by the absorbing company from 1 January 2009.

There are no ancillary benefits in GRUPO FERROVIAL, S.A.

Furthermore, GRUPO FERROVIAL, S.A. has no special shares or special rights other than the shares themselves, save for those that pertain to the beneficiaries (employees, executive officers and directors of Ferrovial Group companies) of the share option plans over GRUPO FERROVIAL, S.A. shares. Following completion of the merger, CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. will succeed GRUPO FERROVIAL, S.A as the obligor under such plans. The share option plans over GRUPO FERROVIAL, S.A. shares will be automatically converted into share options over CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. shares, in accordance with the exchange ratio. All references to GRUPO FERROVIAL, S.A. in such share options will be deemed to refer to CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. from the date the merger is recorded.

Shares in CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. that are furnished to the shareholders of GRUPO FERROVIAL, S.A. on account of the merger described herein will not confer any special rights upon the owners thereof.

5.	Special tax framework

The respective Extraordinary General Shareholders’ Meetings of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and of GRUPO FERROVIAL, S.A. have agreed that the merger will be subject to the tax framework set forth in Title VII, Chapter VIII and additional provision two of the Consolidated Text of the Spanish Business Tax Act (Ley del Impuesto sobre Sociedades), as enacted by Royal Legislative Decree 4/2004 (Real Decreto Legislativo 4/2004).

For such purpose, and in accordance with Article 96 of the above-referenced Consolidated Text, the merger process will be communicated to the Spanish Ministry for the Economy and Finance in the manner prescribed by law.

6.	Conditions precedent

The effectiveness of the merger remains conditional on performance of the conditions precedent described in the Joint Merger Project, which must be accredited by no later than 15 December 2009.

7.	Right to information

Pursuant to Article 43 of Act 3/2009, of 3 April 2009 and governing structural modifications to companies, the shareholders and creditors of each of the companies involved in the merger are expressly reminded of their right to obtain the full unabridged text of the adopted resolutions and of the merger balance sheets, all of which are available at the respective registered offices and websites of the companies (www.cintra.es and www.ferrovial.es).

8.	Right to oppose

Creditors of the companies are likewise informed of their right to oppose to the merger over the term of one month counted from the date on which the last notice of merger is published, in accordance with Article 44 of Act 3/2009, of 3 April 2009 and governing structural modifications to companies.

II.	NOTICE OF CHANGE OF NAME AND CHANGE OF ADDRESS

On account of the merger process described in section I above, and with effect from the date the merger is recorded with the pertinent registry, you are hereby informed that the companies have agreed to amend the Articles of Association of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and, in particular, Articles one and four thereof, which concern the corporate name and registered address of the company, respectively.

Following the amendments, the company will operate under the name FERROVIAL, S.A. and the registered offices will be located at calle Príncipe de Vergara, 135, Madrid.

You are informed of these amendments to the Articles of Association in compliance with Article 150 of the Spanish Public Limited Companies Act.

In Madrid, on 23 October 2009

The Secretary to the Board of Directors of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

Mr Javier Romero Sullá

The Secretary Board member of GRUPO FERROVIAL, S.A.

Mr José María Pérez Tremps